Exhibit 99.1

NEWS RELEASE

Contact:
Alliance Data
Julie Prozeller – Analysts/Investors
Financial Dynamics
212-850-5721
alliancedata@fd.com

Shelley Whiddon – Media
214-494-3811
shelley.whiddon@alliancedata.com

ALLIANCE DATA SIGNS NEW LONG-TERM AGREEMENT WITH
PREMIER DESIGNS INC.,  A LEADING DIRECT SALES AND SERVICE COMPANY OF HIGH FASHION JEWELRY

Alliance Data to Provide Private Label Credit Card Services to Independent Distributors; Also to Acquire Existing Card Portfolio

DALLAS, April 12, 2012 -- Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced it has signed a new, long-term agreement to provide private label credit card services to Premier Designs (www.premierdesigns.com), a leading direct sales and service company of high fashion jewelry.  Premier Designs, Inc. was founded in 1985 by Andy and Joan Horner as a means to enrich lives and serve others.  Headquartered in Irving, Texas, Premier Designs maintains a network of approximately 40,000 independent distributors, referred to as “Jewelers,” who market Premier Designs jewelry in homes across the United States and in Puerto Rico.

Under terms of the agreement, Alliance Data will purchase Premier Designs’ existing file of private label credit card accounts, representing a modest-size portfolio. Details of the purchase price were not disclosed.  All new private label accounts will be consistent with Alliance Data’s traditional credit quality standards. The transaction is expected to close in the second quarter of 2012.  The credit card services provided by Alliance Data will not be available to existing jewelers of Premier Designs until after the closing of the transaction.

Additionally, Alliance Data will provide comprehensive private label credit card services for Premier Designs independent Jewelers.  The card program will enable Jewelers to purchase jewelry both for demonstration/display as well as a means to process the orders received at their Home Shows.  The Home Show is where a Hostess and her guests view the jewelry in a fun, informative and enriching setting.

Through its suite of credit and marketing tools, Alliance Data will provide cardholders with loyalty-related incentives, including a point-per-dollar reward program where Jewelers can redeem points for purchasing display samples at a discount, or for plane tickets and hotel room stays for Premier Designs-sponsored rallies, among other rewards. Alliance Data will also work with Premier Designs to identify additional rewards tied to the card that drive value to cardholders for using the Premier Designs private label card as their preferred payment method.

Premier Designs’ Jewelers are able to meet the needs of their family through their jewelry sales but are taught more about serving others and building relationships with everyone they meet through their business. In partnering with Alliance Data to deliver a truly integrated credit and marketing solution, the newest Jewelers have immediate access to the financing power and flexibility they need to get started, while also providing them with an incentive program that keeps them equipped and excited about growing their business.

“In 26 years, Premier Designs has grown its business into a nationwide, multi-million dollar company whose success proves that it is possible to succeed in a business that puts service first,” said Melisa Miller, president of Retail Services for Alliance Data. “We’re thrilled that Premier Designs has chosen to partner with Alliance Data based on our attention to customer service, our long-time retail heritage, and our unique suite of tools and capabilities that will help Premier Designs achieve their growth goals. Bringing Premier Designs on as a new client also marks our entrance into the direct selling vertical, which we believe offers viable market potential as we continue to expand our private label footprint where our credit and marketing solution can drive sales and business growth.”

Know More. Sell More.® is Alliance Data’s commitment to help its clients better understand their customers to drive sales. Leveraging deep-rooted retail expertise, card usage data, advanced analytics and market research, Alliance Data Retail Services creates turnkey, multichannel credit programs designed to increase sales, brand affinity, and customer engagement and loyalty for its clients. Alliance Data Retail Services clients include many of North America’s best-known retail brands.

About Alliance Data
Alliance Data® (NYSE:ADS) and its combined businesses is North America’s largest and most comprehensive provider of transaction-based, data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and other emerging technologies. Headquartered in Dallas, Alliance Data employs approximately 8,500 associates at more than 50 locations worldwide.

Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit our web site, www.AllianceData.com, or you can follow us on Twitter at www.Twitter.com/AllianceData.

Alliance Data's Safe Harbor Statement/Forward Looking Statements
This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project" and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company's Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company's most recent Form 10-K.

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